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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 2054

                             ----------------------

                                  SCHEDULE 13G
                              (Section 240.13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO SECTIONS
        240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                SECTION 240.13d-2

                           (Amendment No. ________)*


                             SEALED AIR CORPORATION
                             ----------------------
                                (Name of Issuer)


         SERIES A CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.10 PER SHARE
         ---------------------------------------------------------------
                         (Title of Class of Securities)

                                    81211K209
                                    ---------
                                 (CUSIP Number)

                                 March 23, 2001
              -----------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:
                               [X] Rule 13d-1(b)
                               [ ] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================





                               Page 1 of 11 Pages

---------------------                                         ------------------
CUSIP No. 81211K209                   13G                     Page 2 of 11 Pages
---------------------                                         ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS:
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  LIPPER CONVERTIBLES, L.P. - 13-3285159
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    |                                                           (a) [ ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  NEW YORK
--------------------------------------------------------------------------------
                |  5  |SOLE VOTING POWER
     NUMBER OF  |     |
                |     |NONE
      SHARES    ----------------------------------------------------------------
                |  6  |SHARED VOTING POWER
   BENEFICIALLY |     |
                |     |1,679,200
     OWNED BY  ----------------------------------------------------------------
                |  7  |SOLE DISPOSITIVE POWER
        EACH    |     |
                |     |NONE
     REPORTING  ----------------------------------------------------------------
                |  8  |SHARED DISPOSITIVE POWER
      PERSON    |     |
                |     |1,679,200
       WITH     |     |
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  1,679,200 (Not to be construed as an admission of beneficial ownership.)
    |
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |  SHARES (See Instructions)
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  5.94%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON (See Instructions)
    |
    |  PN,BD
--------------------------------------------------------------------------------


                               Page 2 of 11 Pages

---------------------                                         ------------------
CUSIP No. 81211K209                   13G                     Page 3 of 11 Pages
---------------------                                         ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS:
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  LIPPER CONVERTIBLES SERIES II, L.P. - 13-3984204
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    |                                                           (a) [ ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  DELAWARE
--------------------------------------------------------------------------------
                |  5  |SOLE VOTING POWER
     NUMBER OF  |     |
                |     |NONE
      SHARES    ----------------------------------------------------------------
                |  6  |SHARED VOTING POWER
   BENEFICIALLY |     |
                |     |15,800
     OWNED BY  ----------------------------------------------------------------
                |  7  |SOLE DISPOSITIVE POWER
        EACH    |     |
                |     |NONE
     REPORTING  ----------------------------------------------------------------
                |  8  |SHARED DISPOSITIVE POWER
      PERSON    |     |
                |     |15,800
       WITH     |     |
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  15,800 (Not to be construed as an admission of beneficial ownership.)
    |
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |  SHARES (See Instructions)
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  0.05%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON (See Instructions)
    |
    |  PN,BD
--------------------------------------------------------------------------------


                               Page 3 of 11 Pages

-------------------                                           ------------------
CUSIP No. 81211K209                   13G                     Page 4 of 11 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  LIPPER HOLDINGS, LLC - 13-3972204
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    |                                                           (a) [ ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF     | 5  |SOLE VOTING POWER
                |    |
   SHARES       |    |NONE
                ----------------------------------------------------------------
BENEFICIALLY    | 6  |SHARED VOTING POWER
                |    |
  OWNED BY      |    |1,695,000
                ----------------------------------------------------------------
     EACH       | 7  |SOLE DISPOSITIVE POWER
                |    |
  REPORTING     |    |NONE
                ----------------------------------------------------------------
   PERSON       | 8  |SHARED DISPOSITIVE POWER
                |    |
    WITH        |    |1,695,000
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  1,695,000 (Not to be construed as an admission of beneficial ownership.)
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
    |  Instructions)
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  5.99%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON (See Instructions)
    |
    |  HC, OO
--------------------------------------------------------------------------------


                               Page 4 of 11 Pages

-------------------                                           ------------------
CUSIP No. 81211K209                   13G                     Page 5 of 11 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  LIPPER & COMPANY, INC. -- 13-3395688
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    |                                                           (a) { ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF     | 5  |SOLE VOTING POWER
                |    |
   SHARES       |    |NONE
                ----------------------------------------------------------------
BENEFICIALLY    | 6  |SHARED VOTING POWER
                |    |
  OWNED BY      |    |1,695,000
                ----------------------------------------------------------------
     EACH       | 7  |SOLE DISPOSITIVE POWER
                |    |
  REPORTING     |    |NONE
                ----------------------------------------------------------------
   PERSON       | 8  |SHARED DISPOSITIVE POWER
                |    |
    WITH        |    |1,695,000
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  1,695,000 (Not to be construed as an admission of beneficial ownership.)
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |  SHARES (See Instructions)
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  5.99%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON (See Instructions)
    |
    |  CO, HC
--------------------------------------------------------------------------------


                               Page 5 of 11 Pages

-------------------                                           ------------------
CUSIP No. 81211K209                   13G                     Page 6 of 11 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  KENNETH LIPPER
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    |                                                           (a) { ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF     | 5  |SOLE VOTING POWER
                |    |
   SHARES       |    |NONE
                ----------------------------------------------------------------
BENEFICIALLY    | 6  |SHARED VOTING POWER
                |    |
  OWNED BY      |    |1,695,000
                ----------------------------------------------------------------
     EACH       | 7  |SOLE DISPOSITIVE POWER
                |    |
  REPORTING     |    |NONE
                ----------------------------------------------------------------
   PERSON       | 8  |SHARED DISPOSITIVE POWER
                |    |
    WITH        |    |1,695,000
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  1,695,000 (Not to be construed as an admission of beneficial ownership.)
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |  SHARES (See Instructions)
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  5.99%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON (See Instructions)
    |
    |  IN
--------------------------------------------------------------------------------


                               Page 6 of 11 Pages

-------------------                                           ------------------
CUSIP No. 81211K209                   13G                     Page 7 of 11 Pages
-------------------                                           ------------------


ITEM 1.

     (a)  Name of issuer: SEALED AIR CORPORATION
     (b)  Address of issuer's principal executive offices:
               PARK 80 EAST
               SADDLE BROOK, NJ 07663-5291

ITEM 2.

     (a)  Name of person filing:  LIPPER & COMPANY, INC.
     (b)  Address or principal business office or, if none, residence:
               101 PARK AVENUE, 6TH FLOOR
               NEW YORK, NEW YORK 10178
     (c)  Citizenship:   DELAWARE
     (d)  Title of class of securities: SERIES A CONVERTIBLE
          PREFERRED STOCK, par value $0.10 per share
     (e)  CUSIP No: 81211K209

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 240.13d-1(b), OR 240.13d-2(b), or (c) CHECK WHETHER THE PERSON FILING IS A:

     (a) [  ] Broker or dealer registered under section 15 of the Act

     (b) [  ] Bank as defined in section 3(a)(6) of the Act

     (c) [  ] Insurance company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment company registered under section 8 of the Investment Company Act

     (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [ ] Employee benefit plan, pension fund which is subject to provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see (section mark) 240.13d-1(b)(1)(ii)(F)

     (g) [ X] Parent holding company, in accordance with (section mark) 240.13d -(b)(ii)(G). (Note: See Item 7)

     (h) [  ] Group, in accordance with (section mark) 240.13d-1(b)(1)(ii)(H)


                               Page 7 of 11 Pages

-------------------                                           ------------------
CUSIP No. 81211K209                   13G                     Page 8 of 11 Pages
-------------------                                           ------------------


ITEM 4. OWNERSHIP

     (a) Amount beneficially owned: AT DECEMBER 31, 2000, THE REPORTING PERSONS MAY BE DEEMED TO BENEFICIALLY OWN IN THE AGGREGATE 1,695,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE (THE "CONVERTIBLE PREFERRED STOCK"). LIPPER CONVERTIBLES, L.P. ("LIPPER CONVERTIBLES") IS THE OWNER OF RECORD OF 1,679,200 SHARES OF CONVERTIBLE PREFERRED STOCK. LIPPER CONVERTIBLES SERIES II, L.P. ("SERIES II") IS THE OWNER OF RECORD OF 15,800 SHARES OF CONVERTIBLE PREFERRED STOCK. AS SOLE GENERAL PARTNER OF LIPPER CONVERTIBLES AND SERIES II, LIPPER HOLDINGS, LLC ("LIPPER HOLDINGS") MAY BE DEEMED TO BENEFICIALLY OWN THE CONVERTIBLE PREFERRED STOCK THAT LIPPER CONVERTIBLES AND SERIES II DIRECTLY BENEFICIALLY OWN. AS MANAGER OF LIPPER HOLDINGS, LIPPER & COMPANY, INC. ("LIPPER INC.") MAY BE DEEMED TO BENEFICIALLY OWN THE CONVERTIBLE PREFERRED STOCK DIRECTLY BENEFICIALLY OWNED BY LIPPER CONVERTIBLES AND SERIES II. AS MAJORITY SHAREHOLDER OF LIPPER INC., KENNETH LIPPER ("LIPPER") MAY BE DEEMED TO BENEFICIALLY OWN THE CONVERTIBLE PREFERRED STOCK DIRECTLY BENEFICIALLY OWNED BY LIPPER CONVERTIBLES AND SERIES II. EACH OF LIPPER HOLDINGS, LIPPER INC. AND LIPPER DISCLAIMS BENEFICIAL OWNERSHIP OF THE CONVERTIBLE PREFERRED STOCK, AND THE FILING OF THIS SCHEDULE 13G SHALL NOT BE CONSTRUED AS AN ADMISSION THAT ANY OF THE FOREGOING, FOR THE PURPOSES OF SECTION 13(d) OR 13(g) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IS THE BENEFICIAL OWNER OF ANY SEALED AIR CORPORATION SECURITIES.
     (b)  Percent of class: SEE LINE ITEM (11) OF THE COVER PAGES.
     (c)  Number of shares as to which such person has:
         (i) Sole power to vote or to direct the vote: SEE LINE ITEM (5) OF THE COVER PAGES.
        (ii) Shared power to vote or to direct the vote: SEE LINE ITEM (6) OF THE COVER PAGES.
       (iii) Sole power to dispose or to direct the disposition of: SEE LINE ITEM (7) OF THE COVER PAGES.
        (iv) Shared power to dispose or to direct the disposition of: SEE LINE ITEM (8) OF THE COVER PAGES.

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than 5 percent of the class of securities, check the following [ ].
Instruction: Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

     THE LIMITED PARTNERS OF LIPPER CONVERTIBLES, L.P. AND LIPPER CONVERTIBLES SERIES II, L.P. MAY HAVE THE RIGHT TO RECEIVE, OR THE POWER TO DIRECT THE RECEIPT OF, DIVIDENDS OR PROCEEDS FROM THE SALE OF SECURITIES REPORTED HEREIN.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     SEE EXHIBIT A.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     NOT APPLICABLE


                               Page 8 of 11 Pages

-------------------                                           ------------------
CUSIP No. 81211K209                   13G                     Page 9 of 11 Pages
-------------------                                           ------------------


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      May 7, 2001
                                       -----------------------------------------
                                                          Date

                                                  /s/ Abraham Biderman
                                       -----------------------------------------
                                                       Signature

                                       Abraham Biderman/Executive Vice President
                                       -----------------------------------------
                                                       Name/Title




     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


                               Page 9 of 11 Pages

-------------------                                          -------------------
CUSIP No. 81211K209                   13G                    Page 10 of 11 Pages
-------------------                                          -------------------


                           EXHIBIT A TO SCHEDULE 13G

                   ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES


     LIPPER CONVERTIBLES, L.P., A NEW YORK LIMITED PARTNERSHIP ("LIPPER CONVERTIBLES"), IS A BROKER-DEALER REGISTERED UNDER SECTION 15 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "ACT").

     LIPPER CONVERTIBLES SERIES II, L.P., A DELAWARE LIMITED PARTNERSHIP ("SERIES II"), IS A BROKER-DEALER REGISTERED UNDER SECTION 15 OF THE ACT.

     EACH OF LIPPER HOLDINGS, LLC, A DELAWARE LIMITED LIABILITY COMPANY AND THE GENERAL PARTNER OF LIPPER CONVERTIBLES AND SERIES II ("LIPPER HOLDINGS"), AND LIPPER & COMPANY, INC., A DELAWARE CORPORATION AND THE MANAGER OF LIPPER HOLDINGS ("LIPPER INC."), DOES NOT DIRECTLY HOLD ANY SERIES A CONVERTIBLE PREFERRED STOCK PAR VALUE $0.10 PER SHARE OF SEALED AIR CORPORATION (THE "CONVERTIBLE PREFERRED STOCK") AND THUS IS FILING THIS STATEMENT ON SCHEDULE 13G AS A PARENT HOLDING COMPANY IN ACCORDANCE WITH RULE 13D-1(B)1(ii)(G) UNDER THE ACT.

     KENNETH LIPPER, A UNITED STATES CITIZEN AND THE MAJORITY SHAREHOLDER OF LIPPER INC., DOES NOT DIRECTLY HOLD ANY CONVERTIBLE PREFERRED STOCK AND IS FILING THIS STATEMENT ON SCHEDULE 13G IN RELIANCE ON THE NO ACTION RELIEF GRANTED BY THE SECURITIES AND EXCHANGE COMMISSION IN RESPONSE TO LETTERS FILED BY EDWARD C. JOHNSON 3RD (AUGUST 20, 1991) AND WARREN E. BUFFETT AND BERKSHIRE HATHAWAY, INC. (DECEMBER 5, 1985).


                               Page 10 of 11 Pages

-------------------                                          -------------------
CUSIP No. 81211K209                   13G                    Page 11 of 11 Pages
-------------------                                          -------------------


                             JOINT FILING AGREEMENT
                             ----------------------

     Pursuant to Section 13(d) and (g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, each of the undersigned persons hereby agrees and consents to this joint filing of Schedule 13G on its behalf (including any amendments thereto) and further agrees that this Joint Filing Agreement be included as an Exhibit to such joint filing. Each of these persons is not responsible for the completeness or accuracy of the information concerning the other persons making this filing unless such person knows or has reason to believe that such information is inaccurate.

Dated: May 7, 2001


Lipper Convertibles, L.P.                    Lipper Holdings, LLC


By: /s/ ABRAHAM BIDERMAN                     By:  /s/ ABRAHAM BIDERMAN
    -------------------------------               ------------------------------
Name:  Abraham Biderman                      Name:  Abraham Biderman
Title: Executive Vice President              Title: Executive Vice President



Lipper Convertibles Series II, L.P.          Lipper & Company, Inc.


By: /s/ ABRAHAM BIDERMAN                     By: /s/ ABRAHAM BIDERMAN
    -------------------------------              -------------------------------
Name: Abraham Biderman                       Name:  Abraham Biderman
Title: Executive Vice President              Title: Executive Vice President


                      Kenneth Lipper


                      By:  /s/ KENNETH LIPPER
                           ------------------------------



                               Page 11 of 11 Pages